As filed with the Securities and Exchange Commission on February 25, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNTERRA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	95-4582157
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

(Address of Principal Executive Offices)

SUNTERRA CORPORATION 2005 INCENTIVE PLAN

(Full Title of Plan)

Frederick C. Bauman, Esq.

Vice President, General Counsel and Secretary

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

(702) 804-8600

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,348,929	$15.44	$20,827,464	$2,452

(1)	The securities to be registered are issuable under the Sunterra Corporation 2005 Incentive Plan. Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. Estimated based on average of the high and low prices of our common stock as reported on the Nasdaq National Market on February 18, 2005.

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the Sunterra Corporation 2005 Incentive Plan as specified by Rule 428(b)(i) under the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be, and are not being, filed by Sunterra Corporation with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Throughout this Registration Statement, the words “Sunterra,” “we,” “us,” the “Company,” and “our” refer to Sunterra Corporation and its consolidated subsidiaries.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Sunterra with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference, as of their respective dates, in this Registration Statement:

•	our Transition Report on Form 10-K for the nine months ended September 30, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

•	our Current Reports on Form 8-K filed with the Commission on October 7, 2004, October 29, 2004 and December 27, 2004; and

•	the description of our Common Stock, par value $0.01 per share (the “Common Stock”), contained in the Registration Statement on Form S-1 filed with the Commission on May 12, 2003 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents hereafter filed by Sunterra pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock have been passed on by Frederick C. Bauman, Esq. Mr. Bauman is Vice President, General Counsel and Secretary of the Registrant and is the beneficial owner of 70,000 shares of Common Stock issuable upon the exercise of employee stock options exercisable under the Sunterra Corporation 2002 Stock Option Plan, and a family trust for the benefit of Mr. Bauman’s children owns an additional 500 shares (although Mr. Bauman disclaims beneficial ownership of these shares).

Item 6. Indemnification of Directors and Officers.

Article Eighth of our articles of incorporation provide that our directors and officers will not be liable to Sunterra or our stockholders for money damages. This provision is intended to limit the liability of our officers and directors to the fullest extent permitted under Maryland law.

Our articles of incorporation provide further that we will be obligated to indemnify our current and former directors and officers to the maximum extent permitted by Maryland law. This obligation to indemnify applies to directors and officers who also serve as employees, in their capacity as employees. Our board of directors may make further provision for indemnification of employees and agents to the extent permitted by Maryland law. Section 4-218(c) of the Maryland General Corporation Law permits a Maryland corporation to indemnify any director made a party to a proceeding due to his or her service as a director of the corporation, unless:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was either (i) committed in bad faith, or (ii) was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.		Description
4.1	-	Articles of Amendment and Restatement of Sunterra Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002)).

4.1a	-	Amendment to Articles of Amendment and Restatement of Sunterra Corporation (incorporated by reference to Exhibit 3.1a to the Company’s Transition Report on Form 10-K for the nine months ended September 30, 2004).

4.2	-	Amended and Restated Bylaws of Sunterra Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Transition Report on Form 10-K for the nine months ended September 30, 2004).

4.2a	-	Amendment to Amended and Restated Bylaws of Sunterra Corporation (incorporated by reference to Exhibit 3.2a to the Company’s Transition Report on Form 10-K for the nine months ended September 30, 2004).

5.1	-	Legal Opinion of Frederick C. Bauman, Esq. (filed herewith).

23.1	-	Consent of Frederick C. Bauman, Esq. (included in Exhibit No. 5.1).

23.2	-	Consent of Grant Thornton LLP (filed herewith).

24.1	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

99.1	-	Sunterra Corporation 2005 Incentive Plan (filed herewith).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Las Vegas, State of Nevada, on this 25th day of February, 2005.

SUNTERRA CORPORATION

By:	/s/ Nicholas J. Benson
Name:	Nicholas J. Benson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers hereby constitute and appoint Nicholas J. Benson with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-8 and any and all amendments thereto, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that such attorney-in fact or his substitute shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of February 25, 2005.

Signature	Title
/s/ Nicholas J. Benson Nicholas J. Benson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steven E. West Steven E. West	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ David Gubbay David Gubbay	Chairman of the Board and Director

/s/ James H. Dickerson, Jr. James H. Dickerson, Jr.	Director

/s/ Olof S. Nelson Olof S. Nelson	Director

/s/ James A. Weissenborn James A. Weissenborn	Director

/s/ Charles F. Willes Charles F. Willes	Director

EXHIBIT INDEX

Exhibit No.		Description
4.1	-	Articles of Amendment and Restatement of Sunterra Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002)).

4.1a	-	Amendment to Articles of Amendment and Restatement of Sunterra Corporation (incorporated by reference to Exhibit 3.1a to the Company’s Transition Report on Form 10-K for the nine months ended September 30, 2004).

4.2	-	Amended and Restated Bylaws of Sunterra Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Transition Report on Form 10-K for the nine months ended September 30, 2004).

4.2a	-	Amendment to Amended and Restated Bylaws of Sunterra Corporation (incorporated by reference to Exhibit 3.2a to the Company’s Transition Report on Form 10-K for the nine months ended September 30, 2004).

5.1	-	Legal Opinion of Frederick C. Bauman, Esq. (filed herewith).

23.1	-	Consent of Frederick C. Bauman, Esq. (included in Exhibit No. 5.1).

23.2	-	Consent of Grant Thornton LLP (filed herewith).

24.1	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

99.1	-	Sunterra Corporation 2005 Incentive Plan (filed herewith).